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                     August 19, 2020

       Mark Palumbo
       Chief Executive Officer
       CannAssist International Corp
       1548 Loch Ness Dr.
       Fallbrook, CA 92028

                                                        Re: CannAssist
International Corp
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed April 8, 2020
                                                            File No. 000-55809

       Dear Mr. Palumbo:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences